Exhibit 10.10

BMC SOFTWARE, INC.
SHORT-TERM INCENTIVE PERFORMANCE AWARD PROGRAM

[As Amended and Restated Effective as of April 1, 2004]

I. RESTATEMENT AND PURPOSE OF PROGRAM

     1.1 Restatement of Program. The Compensation Committee of the Board of Directors of BMC Software, Inc., a Delaware corporation (the “Company”), has heretofore adopted the BMC Software, Inc. Short-Term Incentive Performance Award Program (the “Program”). This instrument constitutes an amendment and restatement of the Program in its entirety with no interruption in time, effective as of April 1, 2004.

     1.2 Purpose of Program. The Program has been adopted by the Compensation Committee of the Company’s Board of Directors to implement in part the Performance Award provisions of the BMC Software, Inc. 2002 Employee Incentive Plan (as amended from time to time, the “Employee Incentive Plan”). The Program is intended to provide a method for attracting, motivating, and retaining key employees to assist in the development and growth of the Company and its Affiliates. The Program and Awards hereunder shall be subject to the terms of the Employee Incentive Plan, including the limitations on the maximum value of Awards contained therein.

II. DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. Where the following words and phrases are used in the Program or the Program Schedule, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

     (a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

     (b) “Award” means, with respect to each Participant for a Performance Period, such Participant’s opportunity to earn a Payment Amount for such Performance Period upon the satisfaction of the terms and conditions of the Program.

     (c) “Award Notice” means a written notice issued by the Company to a Participant evidencing such Participant’s receipt of an Award with respect to a Performance Period.

     (d) “Base Amount” means, with respect to each Participant and each Performance Period, the annual base rate of pay paid or payable in cash by the Company and the Affiliates to or for the benefit of the Participant for services rendered or labor performed as in effect on the earlier of (i) the date of the Participant’s termination of employment with the Company if a Change in Control occurs during such Performance Period and the Participant’s employment with the Company terminates on or after the date of such Change in Control and during such Performance Period, (ii) the date of the Participant’s termination of employment with the Company if such termination is by reason of death, Disability or Retirement, or (iii) the last day of such Performance Period; provided, however, that if “Base Amount” is to be determined pursuant to clause (i) of this sentence, then in no event shall such amount be less than the Participant’s annual base rate of pay paid or payable in cash by the Company and the Affiliates to or for the benefit of the Participant for services rendered or labor performed as in effect on the day immediately preceding the date of the Change in Control. Base Amount shall be determined without reduction for amounts a Participant could have received in cash in lieu of (A) elective deferrals under the Company’s 1994 Deferred Compensation Plan or (B) elective contributions made on such Participant’s behalf by the Company or an Affiliate pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

     (e) “Base Amount Multiplier” means, with respect to each Participant and each Performance Period, a percentage assigned to such Participant by the Committee for such Performance Period.

     (f) “Board” means the Board of Directors of the Company.

     (g) “Change in Control” means (i) the acquisition by any person or entity (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of at least 50% of the Company’s outstanding voting stock, (ii) an unapproved change in the majority of the Board, (iii) a merger, consolidation, or similar corporate transaction in which the Company’s shareholders immediately prior to the transaction do not own more than 60% of the voting stock of the surviving corporation in the transaction, or (iv) shareholder approval of the Company’s liquidation, dissolution, or sale of substantially all of its assets.

     (h) “Code” means the Internal Revenue Code of 1986, as amended.

     (i) “Committee” means a committee of the Board comprised solely of two or more outside directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretative authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Compensation Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

     (j) “Company” means BMC Software, Inc., a Delaware corporation.

     (k) “Disability” or “Disabled” means, with respect to a Participant, such Participant’s disability entitling him or her to benefits under the Company’s group long-term disability plan.

     (l) “Effective Date” means April 1, 2004, as to this amendment and restatement of the Program. The original effective date of the Program was April 1, 2003.

     (m) “Eligible Employee” means any individual who is an employee of the Company or an Affiliate.

     (n) “Employee Incentive Plan” means the BMC Software, Inc. 2002 Employee Incentive Plan, as amended from time to time.

     (o) “Participant” means an Eligible Employee who has received an Award under the Program with respect to a Performance Period pursuant to Section 4.1.

     (p) “Participation Fraction” means, with respect to each Participant and each Performance Period:

(i)	if the Participant has been continuously employed by the Company from the first day of such Participant’s commencement of participation in the Program for such Performance Period through the last day of such Performance Period, a fraction, the numerator of which is the number of days in the period beginning on the first day of such Participant’s commencement of participation in the Program for such Performance Period and ending on the last day of such Performance Period (but excluding any days in such period during which the Participant is on a voluntary personal leave of absence), and the denominator of which is the number of days in such Performance Period; and

(ii)	if (A) the Participant’s employment with the Company terminates during such Performance Period by reason of death, Disability or Retirement or (B) a Change in Control occurs during such Performance Period and the Participant’s employment with the Company terminates on or after the date of such Change in Control and during such Performance Period for any reason whatsoever, a fraction, the numerator of which is the number of days in the period beginning on the first day of such Participant’s commencement of participation in the Program for such Performance Period and ending on the date of such Participant’s termination of employment (but excluding any days in such period during which the Participant is on a voluntary personal leave of absence), and the denominator of which is the number of days in such Performance Period.

     (q) “Payment Amount” means, with respect to each Participant and each Award for a Performance Period, an amount that the Participant will be paid under the Program if the Performance Goals with respect to such Award are satisfied; provided, however, that a Participant’s Payment Amount for an Award shall be subject to reduction as provided in Section 6.1 and may not exceed the amount specified in Section 6.5. A Participant’s Payment Amount with respect to a particular Award for a Performance Period shall be determined as provided in the Program Schedule for such Performance Period.

     (r) “Performance Goal” means, with respect to each Participant and each Award, a goal that must be achieved by the Company and/or its Affiliates in order for the Participant to receive a Payment Amount with respect to such Award. Performance Goals shall be established by the Committee and shall be based on one or more of the performance measures specified in Paragraph VIII(b) of the Employee Incentive Plan.

     (s) “Performance Period” means a period of time established by the Committee over which a Performance Goal shall be measured.

     (t) “Program” means this BMC Software, Inc. Short-Term Incentive Performance Award Program, as amended from time to time.

     (u) “Program Schedule” means a schedule that constitutes a part of the Program and details certain particulars with respect to the Program and Awards hereunder for one or more Performance Periods. Each Program Schedule shall be adopted by the Committee or shall be prepared by the appropriate officers of the Company based on resolutions, minutes or consents adopted by the Committee. There may be more than one Program Schedule under the Program. Each Program Schedule is incorporated herein by reference and thereby made a part of the Program, and references herein to the Program shall include the Program Schedules.

     (v) “Retirement” means a Participant’s termination of employment with the Company for any reason whatsoever after attaining the age of 65.

     2.2 Number, Gender, Headings, and Periods of Time. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Program, shall be deemed to include the feminine gender. The headings of Articles, Sections, and Paragraphs herein are included solely for convenience. If there is any conflict between such headings and the text of the Program, the text shall control. All references to Articles, Sections, and Paragraphs are to this Program unless otherwise indicated. Any reference in the Program to a period or number of days, weeks, months, or years shall mean, respectively, calendar days, calendar weeks, calendar months, or calendar years unless expressly provided otherwise.

III. ADMINISTRATION

     3.1 Administration by the Committee. The Program shall be administered by the Committee.

     3.2 Powers of the Committee. The Committee shall supervise the administration and enforcement of the Program according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish these purposes. The Committee shall have all of the powers specified for it under the Program, including, without limitation, the power, right, or authority: (a) to designate an Eligible Employee as a Participant with respect to a Performance Period in accordance with Section 4.1, (b) from time to time to establish rules and procedures for the administration of the Program, which are not inconsistent with the provisions of the Program or the Employee Incentive Plan, and any such rules and procedures shall be effective as if included in the Program, (c) to construe in its discretion all terms, provisions, conditions, and limitations of the Program and any Award, (d) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as the Committee shall deem appropriate, and (e) to make all other determinations necessary or advisable for the administration of the Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Program or in any Award or Award Notice in the manner and to the extent it shall deem expedient to carry it into effect.

     3.3 Committee Decisions Conclusive; Standard of Care. The Committee shall, in its sole discretion exercised in good faith (which, for purposes of this Section 3.3, shall mean the application of reasonable business judgment), make all decisions and determinations and take all actions necessary in connection with the administration of the Program. All such decisions, determinations, and actions by the Committee shall be final, binding, and conclusive upon all persons. The Committee shall not be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Committee by the Company’s officers, employees, or other persons (including the Company’s outside auditors) as to matters the Committee reasonably believes are within such other person’s professional or expert competence. If a Participant disagrees with any decision, determination, or action made or taken by the Committee, then the dispute will be limited to whether the Committee has satisfied its duty to make such decision or determination or take such action in good faith. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its Affiliates, under or by reason of the Program or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

IV. PARTICIPATION AND AWARD NOTICES

     4.1 Participation. The Committee shall, from time to time, in its sole discretion designate the Eligible Employees who shall become Participants in the Program with respect to a Performance Period; provided, however, that an Eligible Employee may not be selected for participation in the Program with respect to a particular Performance Period after the last day of such Performance Period. An Award to a Participant shall designate the type of such Award and the Performance Period or Performance Periods to which such Award relates. The Committee shall designate the Base Amount Multiplier that shall apply to each Participant with respect to his participation in the Program. In addition, if the effective date of a Participant’s participation in the Program with respect to a Performance Period for which such Participant receives an Award is after the first day of such Performance Period, then the Committee shall designate the effective date of such Participant’s participation in the Program with respect to such Performance Period.

     4.2 Award Notices. The Company shall provide an Award Notice to each Eligible Employee who becomes a Participant under the Program as soon as administratively feasible after such Eligible Employee becomes a Participant. An Award Notice may specify one or more Performance Periods and/or types of Awards with respect to which the Participant may participate in the Program. Further, an Award Notice may provide that the Participant shall continue to participate in the Program for successive Performance Periods until notified otherwise by the Committee or, if earlier, the date upon which he terminates employment with the Company. An Award Notice shall specify the Participant’s Base Amount Multiplier, which may be changed on a prospective basis by the Committee upon written notice to the Participant at any time prior to the commencement of a Performance Period.

V. PERFORMANCE GOALS

     5.1 Establishment of Performance Goals. The Committee shall, in its sole discretion, establish the Performance Goal or Goals that shall apply with respect to each Award for a Performance Period. The Performance Goals with respect to an Award shall be established by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goals relate; provided, however, that if the Performance Goals for an Award with respect to a Performance Period are established on or after the first day of such Performance Period, then (a) the outcome with respect to the satisfaction of such Performance Goals must be substantially uncertain at the time such Performance Goals are so established and (b) in no event may such Performance Goals be established after 25% of the period of service has elapsed. Further, if the Committee has established Performance Goals with respect to a particular Award, then the Committee may, in its sole discretion, revise any of such Performance Goals so long as such revision is made on or before the last date upon which the Committee could have originally established such Performance Goals as described in the preceding sentence. Subject to the foregoing, the Performance Goals established by the Committee for an Award with respect to a Performance Period may include alternative targets that are contingent on the occurrence or non-occurrence of a specified event. For example, the Performance Goals for an Award may include (i) one set of targets that will apply if an acquisition, divestiture or other specified corporate event occurs during the related Performance Period and (ii) a separate set of targets that will apply if such acquisition, divestiture or other specified corporate event does not occur during such Performance Period.

     5.2 Subdivision or Consolidation of Shares; Stock Dividends. If, prior to the last day of a Performance Period, the Company shall effect a subdivision or consolidation of shares of its common stock or the payment of a stock dividend on its common stock without receipt of consideration by the Company, then any Performance Goal for an Award with respect to such Performance Period that is based on or measured by a per share of common stock criteria shall be proportionately adjusted by the Committee in a manner that reflects such event; provided, however, that no such adjustment shall be made if the Performance Goals established by the Committee for such Performance Period reflect that the Committee considered such event in establishing such targets.

VI. AWARD PAYMENTS

     6.1 Determinations and Certification by the Committee. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine whether the Performance Goals applicable to Awards for such Performance Period were satisfied and, if such Performance Goals were satisfied in whole or in part, the Payment Amount, if any, for each Participant holding such an Award. Notwithstanding any provision herein to the contrary, at any time prior to the date an amount is paid to or for the benefit of a Participant pursuant to Section 6.2 with respect to a Performance Period, the Committee may, in its sole discretion, reduce the Payment Amount that would otherwise be payable pursuant to Section 6.2 (but not Section 6.3) to such Participant for such Performance Period based on the Committee’s view of such Participant’s performance and/or the Company’s performance during such Performance Period. Any such reduction may be made with respect to one or more Participants and not other Participants, and the magnitude of such reductions may vary among individual Participants. The Committee’s determinations pursuant to the preceding provisions of this Section 6.1 for each Performance Period and any other material terms relating to the payment of an Award shall be certified by the Committee in writing and delivered to the Secretary of the Company no later than six weeks after the last day of such Performance Period. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

     6.2 Eligibility for Payment of Awards. Upon the Committee’s written certification in accordance with Section 6.1 that a Payment Amount for an Award with respect to a Performance Period is due under the Program, each Participant who has received an Award with respect to such Performance Period and who has remained continuously employed by the Company or an Affiliate (or was on a voluntary personal leave of absence approved by the Company) from the effective date as of which such Participant received such Award until the last day of such Performance Period shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period. Further, if a Participant received an Award with respect to such Performance Period and his employment with the Company terminated during such Performance Period by reason of death, Disability or Retirement, then such Participant shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period. Except as provided in the preceding sentence or in Section 6.3, if a Participant’s employment with the Company terminates for any reason whatsoever prior to the last day of a Performance Period, then such Participant shall not be entitled to receive any payment under the Program with respect to his or her Award for such Performance Period. Without limiting the scope of the preceding sentence, if a Participant’s employment with the Company terminates during a Performance Period by reason of death, Disability or Retirement, then such Participant shall not be entitled to any payment under the Program with respect to any Performance Period that begins after the date of such termination of employment. Payment of the amount to which a Participant becomes entitled pursuant to this Section 6.2 shall be made by the Company as soon as administratively feasible after the Committee’s written certification that a Payment Amount is due under the Program.

     6.3 Change in Control. Upon the occurrence of a Change in Control, the provisions of Sections 6.1 and 6.2 shall cease to apply with respect to Awards for the Performance Period during which such Change in Control occurs and the Company shall be required to pay a Payment Amount (as determined below) for such Awards to each Participant who is employed by the Company on the day immediately prior to the Change in Control (or who is on a voluntary personal leave of absence at such time that has been approved by the Company or who has terminated employment with the Company during such Performance Period and prior to such Change in Control by reason of death, Disability or Retirement). For purposes of this Section 6.3, the Payment Amount for each Participant who is entitled to a payment pursuant to this Section 6.3 shall be calculated as if the Performance Goal or Goals applicable to an affected Award were achieved at a level specified in the Program Schedule for purposes of this Section 6.3. The Payment Amount determined under this Section 6.3 shall be paid to each eligible Participant as soon as administratively feasible after the last day of the Performance Period in which the Change in Control occurs; provided, however, that (a) with respect to a Participant whose employment with the Company terminated during such Performance Period and prior to the Change in Control by reason of death, Disability or Retirement, then such payment shall be paid to such Participant as soon as administratively feasible after the date of the Change in

Control, and (b) with respect to a Participant whose employment with the Company terminated during such Performance Period and on or after the date of the Change in Control for any reason whatsoever, then such payment shall be paid to such Participant as soon as administratively feasible after the date of his termination of employment.

     6.4 Form of Payment of Awards. All payments to be made under the Program to a Participant with respect to an Award for a Performance Period shall be paid in a single lump sum cash payment.

     6.5 Maximum Payment Amount. In no event shall the Payment Amount for an Award for any particular Performance Period that is paid to or on behalf of any one individual under this Program exceed $1,000,000; provided, however, that all Payment Amounts for Awards hereunder shall be subject to the limitations set forth in Paragraph V(a) of the Employee Incentive Plan.

VII. TERMINATION AND AMENDMENT OF PROGRAM

     The Committee may amend the Program at any time and from time to time; provided, however, that the Program may not be amended after the last day of a Performance Period in a manner that would impair the rights of any Participant with respect to any outstanding Award pertaining to such Performance Period without the consent of such Participant. The Committee may at any time prior to the last day of a Performance Period terminate the Program (in its entirety or as it applies to one or more specified Affiliates) with respect to such Performance Period and subsequent Performance Periods. Notwithstanding the foregoing, the Program may not be amended or terminated in contemplation of or in connection with a Change in Control, nor may any Participant’s participation herein be terminated in contemplation of or in connection with a Change in Control, unless adequate and effective provision for the making of all payments otherwise payable pursuant to Section 6.3 of the Program with respect to such Change in Control shall be made in connection with any such amendment or termination. The Committee shall remain in existence after the termination of the Program for the period determined necessary by the Committee to facilitate the termination of the Program, and all provisions of the Program that are necessary, in the opinion of the Committee, for equitable operation of the Program during such period shall remain in force.

VIII. MISCELLANEOUS PROVISIONS

     8.1 No Effect on Employment Relationship. For all purposes of the Program, a Participant shall be considered to be in the employment of the Company as long as he remains employed on a full-time basis by the Company or any Affiliate. Without limiting the scope of the preceding sentence, it is expressly provided that a Participant shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Program of the entity or other organization that employs the Participant. Nothing in the adoption of the Program, the grant of Awards, or the payment of amounts under the Program shall confer on any person the right to continued employment by the Company or any Affiliate or affect in any way the right of the Company (or an Affiliate, if applicable) to terminate such employment at any time. Unless otherwise provided in a written employment agreement, the employment of each Participant shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Participant’s employer for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of a Participant’s employment for purposes of the Program, and the reason for such termination, shall be determined solely by and in the discretion of the Committee, and its determination shall be final, binding, and conclusive on all parties.

     8.2 Prohibition Against Assignment or Encumbrance. No Award or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any Award or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Program. Payments with respect to an Award shall be payable only to the Participant (or (a) in the event of a Disability that renders such Participant incapable of conducting his or her own affairs, any payment due under the Program to such Participant shall be made to his or her duly appointed legal representative and (b) in the event of the death of a Participant, any payment due under the Program to such Participant shall be made to his or her estate). The provisions of the Program shall be binding on all successors and permitted assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

     8.3 Unfunded, Unsecured Program. The Program shall constitute an unfunded, unsecured obligation of the Company to make payments of incentive compensation to certain individuals from its general assets in accordance with the Program. Each Award granted under the Program merely constitutes a mechanism for measuring such incentive compensation and does not constitute a property right or interest in the Company, any Affiliate, or any of their assets. Neither the establishment of the Program, the granting of Awards, nor any other action taken in connection with the Program shall be deemed to create an escrow or trust fund of any kind.

     8.4 No Rights of Participant. No Participant shall have any security or other interest in any assets of the Company or any Affiliate or in the securities issued by the Company or any Affiliate as a result of participation in the Program. Participants and all persons claiming under Participants shall rely solely on the unsecured promise of the Company set forth herein, and nothing in the Program, an Award or an Award Notice shall be construed to give a Participant or anyone claiming under a Participant any right, title, interest, or claim in or to any specific asset, fund, entity, reserve, account, or property of any kind whatsoever owned by the Company or any Affiliate or in which the Company or any Affiliate may have an interest now or in the future; but each Participant shall have the right to enforce any claim hereunder in the same manner as a general creditor. Neither the establishment of the Program nor participation hereunder shall create any right in any Participant to make any decision, or provide input with respect to any decision, relating to the business of the Company or any Affiliate.

     8.5 Tax Withholding. The Company and the Affiliates shall deduct and withhold, or cause to be withheld, from a Participant’s payment made under the Program, or from any other payment to such Participant, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment. The Company and the Affiliates may take any other action as may in their opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

     8.6 No Effect on Other Compensation Arrangements. Nothing contained in the Program or any Participant’s Award or Award Notice shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements affecting any Participant. Nothing in the Program shall be construed to affect the provisions of any other compensation plan or program maintained by the Company or any Affiliate.

     8.7 Affiliates. The Company may require any Affiliate employing a Participant to assume and guarantee the Company’s obligations hereunder to such Participant, either at all times or solely in the event that such Affiliate ceases to be an Affiliate.

     8.8 Governing Law. The Program shall be construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument as of the 20th day of July, 2004, effective as of the Effective Date.

BMC SOFTWARE, INC.

By:	/s/ Jerome Adams
Name:	Jerome Adams
Title:	Senior Vice President, Administration

PROGRAM SCHEDULE
UNDER THE BMC SOFTWARE, INC.
SHORT-TERM INCENTIVE PERFORMANCE AWARD PROGRAM
FOR PERFORMANCE PERIODS DURING THE FISCAL YEAR
BEGINNING ON APRIL 1, 2004

Capitalized terms that are not defined in this Program Schedule shall have the meanings assigned to such terms in the BMC Software, Inc. Short-Term Incentive Performance Award Program, as amended and restated effective as of April 1, 2004. This Program Schedule applies to all Performance Periods during the Company’s fiscal year beginning on April 1, 2004.

1.	EPS Awards

EPS Performance Period – Each three-month period beginning on April 1, 2004, July 1, 2004, October 1, 2004, and January 1, 2005. An EPS Performance Period constitutes a Performance Period under the Program.

EPS - With respect to an EPS Performance Period, the non-GAAP earnings per share of common stock of the Company for such EPS Performance Period as reported by the Company in its quarterly earnings press release which equals reported earnings per share of common stock of the Company for such EPS Performance Period, calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted as follows:

(i)	Exclude acquisition related expenses for acquired research and development;

(ii)	Exclude amortization of acquired technology and intangibles;

(iii)	For the EPS Performance Period that begins on April 1, 2004 (but not for any subsequent EPS Performance Period), exclude the earnings or losses generated with respect to assets or businesses acquired during such EPS Performance Period from the date of close of such acquisition to the last day of such Performance Period;

(iv)	For the EPS Performance Period that begins on April 1, 2004 (but not for any subsequent EPS Performance Period), add or subtract the earnings or losses that would have been generated with respect to assets or businesses divested during such EPS Performance Period from the date of close of such divestiture to the last day of the EPS Performance Period (the amount of such earnings and losses for such period shall be based on budgeted revenues and expenses established as of the first day of such EPS Performance Period); and

(v)	Exclude or add the effect of any non-recurring extraordinary items;

provided, that no such adjustment shall be made to earnings per share calculated in accordance with GAAP to the extent that the EPS targets established by the Committee for such EPS Performance Period reflect that the Committee considered the adjustment, or event leading to the adjustment, in establishing such targets. In addition, EPS for an EPS Performance Period shall be calculated without regard to any change in GAAP accounting standards that takes effect during such EPS Performance Period unless the EPS targets established by the Committee for such EPS Performance Period reflect that the Committee considered such change in establishing such targets. EPS for each EPS Performance Period shall be rounded to the nearest penny. The EPS targets for each EPS Performance Period were initially established by the Committee in accordance with Section 5.1 of the Program at a meeting of the Committee held on April 19, 2004, and such EPS targets are reflected in the minutes to such meeting. EPS constitutes a Performance Goal under the Program.

EPS Award - With respect to each Participant for an EPS Performance Period, such Participant’s opportunity to earn an EPS Payment Amount for such EPS Performance Period upon the satisfaction of the terms and conditions of the Program. EPS Awards shall constitute Awards under the Program and Performance Awards (as such term is defined in the Employee Incentive Plan) under the Employee Incentive Plan that are based on the Company’s earnings per share (as more fully described in this Program Schedule).

EPS Payment Amount - With respect to each Participant and each EPS Award for an EPS Performance Period for which at least the minimum EPS target has been achieved by the Company, an amount equal to A multiplied by B multiplied by C multiplied by D multiplied by E, where:

A	equals the incentive compensation attainment percentage determined for such EPS Performance Period from the schedules approved by the Committee at its meeting on April 19, 2004, based on the actual EPS achieved by the Company for such EPS Performance Period;

B	equals such Participant’s Base Amount for such EPS Performance Period;

C	equals such Participant’s Base Amount Multiplier for such EPS Performance Period;

D	equals 17.5%; and

E	equals such Participant’s Participation Fraction for such EPS Performance Period.

An EPS Payment Amount constitutes a Payment Amount under the Program.

2. Net Bookings Awards

Net Bookings Performance Period – The 12-month period beginning on April 1, 2004. The Net Bookings Performance Period constitutes a Performance Period under the Program.

Net Bookings –With respect to the Net Bookings Performance Period, the total dollar value of all license and maintenance contracts (based on the actual contract value) received by the Company and its subsidiaries during the Net Bookings Performance Period, regardless of whether such contracts are booked currently or ratably. To be considered as a booking, revenue from a contract must result in a financial statement impact, either on the Company’s income statement as revenue or on the Company’s balance sheet as deferred revenue. The Net Bookings targets for the Net Bookings Performance Period were initially established by the Committee in accordance with Section 5.1 of the Program at a meeting of the Committee held on April 19, 2004, and such Net Bookings targets are reflected in the minutes to such meeting. Net Bookings constitutes a Performance Goal under the Program.

Net Bookings Award – With respect to each Participant for the Net Bookings Performance Period, such Participant’s opportunity to earn a Net Bookings Payment Amount for the Net Bookings Performance Period upon the satisfaction of the terms and conditions of the Program. Net Bookings Awards shall constitute Awards under the Program and Performance Awards (as such term is defined in the Employee Incentive Plan) under the Employee Incentive Plan that are based on the Company’s sales (as more fully described in this Program Schedule).

Net Bookings Payment Amount – If at least the minimum Net Bookings target for the Net Bookings Performance Period has been achieved, then an amount determined with respect to each Participant and each Net Bookings Award in an amount equal to A multiplied by B multiplied by C multiplied by D multiplied by E, where:

A	equals the incentive compensation attainment percentage determined for the Net Bookings Performance Period from the schedule approved by the Committee at its meeting on April 19, 2004, based on the actual Net Bookings achieved by the Company for the Net Bookings Performance Period;

B	equals such Participant’s Base Amount for the Net Bookings Performance Period;

C	equals such Participant’s Base Amount Multiplier for the Net Bookings Performance Period;

D	equals 30%; and

E	equals such Participant’s Participation Fraction for the Net Bookings Performance Period.

A Net Bookings Payment Amount constitutes a Payment Amount under the Program.

3. Change in Control

For purposes of the second sentence of Section 6.3 of the Program, the EPS Payment Amount for an EPS Award with respect to an EPS Performance Period during which a Change in Control occurs shall be calculated as provided in section 1 above as if the EPS actually achieved during such EPS Performance Period was (i)    if the Change in Control occurs during the EPS Performance Period beginning on April 1, 2004, (ii)    if the Change in Control occurs during the EPS Performance Period beginning on July 1, 2004, (iii) ______ if the Change in Control occurs during the EPS Performance Period beginning on October 1, 2004, or (iv) ______ if the Change in Control occurs during the EPS Performance Period beginning on January 1, 2005.

If a Change in Control occurs during the Net Bookings Performance Period, then, for purposes of the second sentence of Section 6.3 of the Program, the Net Bookings Payment Amount for a Net Bookings Award shall be calculated as provided in section 2 above as if the Net Bookings actually achieved for the Net Bookings Performance Period was equal to________.

     IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument as of the 20th day of July, 2004, effective as of the Effective Date.

BMC SOFTWARE, INC.

By:	/s/ Jerome Adams
Name:	Jerome Adams
Title:	Senior Vice President, Administration